Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Updates 2011 Shipment Guidance

ABINGDON, Va., September 21, 2011—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, today updated its full year 2011 shipment guidance to a range of 102.5 million tons to 109.5 million tons compared to the previous range of 104 million tons to 112 million tons.  The decrease is primarily attributable to four factors: reduced metallurgical export shipments to Asia due to unexpectedly curtailed customer activity levels; a force majeure notice from an export metallurgical customer; lower than expected production from the Emerald longwall mine; and lower than expected production volumes from certain legacy Massey mines in Central Appalachia.

Alpha now anticipates 2011 Eastern metallurgical coal shipments should range from 18.5 million tons to 20.5 million tons, compared to the previous range of 19.0 million tons to 21.0 million tons.  Shipments of Eastern thermal coal are now expected to range from 36.0 million tons to 39.0 million tons, compared to the previous range of 37.0 million tons to 41.0 million tons.  Shipment guidance for Alpha’s Western operations in the Powder River Basin remains unchanged.  The majority of the reduction in Alpha’s Eastern metallurgical coal shipment guidance range and approximately half of the reduction in Alpha’s Eastern thermal coal shipment range are related to shipment levels achieved in July and August of 2011, with the remainder spread throughout the balance of the year.

Primarily as a result of reduced production and shipment forecasts, Alpha now expects that its adjusted Eastern cost of coal sales per ton for 2011 should range from $73 to $76 excluding the influence of merger-related expenses, with higher adjusted cost of coal sales during the third quarter in the range of $77 to $79 per ton, declining as volumes lift in the fourth quarter.  Guidance for the Western cost of coal sales per ton for 2011 remains unchanged.  Alpha is currently reviewing its 2012 estimates and global market conditions.  In conjunction with Alpha’s annual budgeting process, the Company plans to refine its 2012 outlook, as appropriate, when the company reports its third quarter 2011 financial results.

About Alpha Natural Resources
Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 120 million tons a year.  Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The Company, through its affiliates, employs approximately 14,000 people and operates more than 150 mines and 40 coal preparation facilities in Appalachia and the Powder River Basin.  More information about Alpha can be found on the Company’s Web site at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•	competition in coal markets;
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changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;
•	potential instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;
•	inherent risks of coal mining beyond our control;
•	disruption in coal supplies;
•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;
•	our production capabilities and costs;
•
our ability to integrate successfully operations that we have acquired or developed with our existing operations, including those of Massey Energy Company (“Massey”), as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;
•	uncertainty of the expected financial performance of Alpha following the acquisition of Massey;
•	Alpha’s ability to achieve the cost savings and synergies contemplated by the acquisition of Massey within the expected time frame;
•	disruption from the acquisition of Massey making it more difficult to maintain relationships with customers, employees or suppliers;
•	the allocation of the acquisition price in connection with the acquisition of Massey to the net assets acquired in accordance with applicable accounting rules and methodologies;
•	the outcome of pending or potential litigation or governmental investigations, including with respect to the Upper Big Branch explosion;
•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;
•	reductions or increases in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	disruptions in delivery or changes in pricing from third party vendors of goods and services that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;
•	our ability to negotiate new UMWA wage agreements on terms acceptable to us;
•	changes in postretirement benefit obligations, pension obligations and federal and state black lung obligations;
•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
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restrictive covenants in our secured credit facility and the indentures governing the 6% senior notes due 2019, the 6.25% senior notes due 2021, the 2.375% convertible senior notes due 2015 and the 3.25% convertible senior notes due 2015;

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certain terms of the 6% senior notes due 2019, the 6.25% senior notes due 2021, the 2.375% convertible senior notes due 2015 and the 3.25% convertible senior notes due 2015, including any conversions, that may adversely impact our liquidity;

•	our substantial indebtedness following the completed acquisition of Massey and potential future indebtedness;
•	our work force could become increasingly unionized in the future and our unionized or union-free hourly work force could strike;
•	significant or rapid increases in commodity prices;
•	our ability to obtain or renew surety bonds on acceptable terms or maintain self bonding status;
•	reclamation and mine closure obligations;
•	terrorist attacks and threats, and escalation of military activity in response to such attacks;
•	inflationary pressures on supplies and labor;
•	weather conditions or catastrophic weather-related damage; and
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other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

These and other risks and uncertainties are discussed in greater detail in Alpha’s and Massey’s Annual Reports on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

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